UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2012

ST. JUDE MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	1-12441 (Commission File Number)	41-1276891 (IRS Employer Identification No.)

One St. Jude Medical Drive, St. Paul, MN (Address of principal executive offices)		55117 (Zip Code)

Registrant’s telephone number, including area code: (651) 756-2000

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05  Costs Associated With Exit or Disposal Activities.

In August 2012, St. Jude Medical, Inc. (the “Company”) announced that it was realigning its product divisions into two new operating units:  the Cardiovascular and Ablation Technologies Division and the Implantable Electronic Systems Division (the “2012 Business Realignment Plan”).  In connection with this decision, the Company also announced it will centralize several of the Company’s support functions, including information technology, human resources, legal, business development and certain marketing functions. These organizational changes are part of a comprehensive plan to accelerate the Company’s growth and are designed to reduce costs, leverage economies of scale, maintain the highest level of quality and fund the Company’s entire portfolio of new growth drivers.

On November 1, 2012, the Company initiated additional workforce reductions in connection with the 2012 Business Realignment Plan. Approximately 500 employees will be impacted by these reductions and the Company intends to provide support to those whose jobs have been eliminated. The Company expects to incur additional pre-tax charges of approximately $40 million to $60 million in connection with these additional workforce reductions. Including the actions taken in the third quarter of 2012, the 2012 Business Realignment Plan will reduce the Company’s global workforce by approximately 5% and result in total charges of $150 million to $200 million through fiscal year 2013. This estimate is comprised of $90 million to $110 million of employee termination costs and $60 million to $80 million in accelerated depreciation, asset impairments and other costs. The Company estimates that approximately $100 million to $120 million of the charges will result in future cash expenditures.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ST. JUDE MEDICAL, INC.

Date: November 1, 2012	By:	/s/ Jason Zellers
Jason Zellers
Vice President, General Counsel
and Corporate Secretary